EQUIPMENT NOTE
                                 --------------

                                  (ELECTRONICS)


$454,730.00                                                       June  1,  2001


     FOR VALUE RECEIVED, the undersigned ALTON DIVERSIFIED TECHNOLOGIES, INC., a California corporation ("Alton"), hereby promises to pay to the order of I-PAC MANUFACTURING, INC., a California corporation (including its permitted successors, transferees and assigns, "Electronics" or "Payee"), c/o Celtic Capital Corporation at its office at 2951 28th Street, Suite 2030, Santa Monica, CA 90405 or at such other place as Payee may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of four hundred fifty-four thousand seven hundred thirty dollars ($454,730.00) (the "Loan"), with interest thereon from the date hereof until maturity, at a fluctuating rate per annum equal at all times to the sum of
(a) the rate of interest per annum announced by Wells Fargo Bank, N.A. at its head office in San Francisco, California from time to time as its "prime rate" or "reference rate" plus (b) one and one-quarter percent (1.25%) per annum.

     Interest on the Loan shall be payable in arrears on the first business day of each calendar month, commencing on July 2, 2001, and on the date on which the Loan is paid in full. Principal of the Loan shall be payable in 36 consecutive installments as follows: (1) 35 installments of $12,957.78 each, payable on the first business day of each calendar month, commencing on September 3, 2001 and ending on July 1, 2004, and (2) a final installment in the amount of $12,957.70, payable on August 2, 2004.

     Any amount of principal or interest on this Note that is not paid when due shall bear interest, payable on demand, until such amount is paid in full, at the rate of 12% per annum.

     This Note is entered into pursuant to the Asset Purchase Agreement dated as of June 1, 2001 among Electronics, I-PAC Precision Machining, Inc., a California corporation ("Sheet Metal"), Alton and National Manufacturing Technologies, Inc., a California corporation, and evidences part of the purchase-price obligations thereunder. The obligations of Alton under this Note are secured by the Security Agreement dated as of June 1, 2001 (the "Security Agreement") made by Alton in favor of Electronics and Sheet Metal.

     If an Event of Default (as defined in the Security Agreement) occurs and is continuing, Payee may, by notice to Alton, declare the Loan, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon the Loan, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Alton. No failure to exercise, or delay in exercising, any right hereunder on the part of Payee shall operate as a waiver of any such rights.

     Alton and Payee intend that the Loan be in strict compliance with any applicable usury law. In furtherance thereof, Alton and Payee agree that none of the terms of this Note shall ever be construed to create a contract to pay interest or its equivalent at a rate in excess of the maximum interest rate permitted by applicable law. Accordingly, if a court determines that the usury law of any jurisdiction applies to the Loan: (1) neither Alton nor any endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note; (2) if the maturity of this Note is accelerated for any reason or if the principal of this Note is paid before the end of the term of this Note, and in either case the interest received for the actual period of existence of the Loan would be unlawful, Payee will, at its option, either refund to Alton the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding; and (3) in the event that Payee collects money that is deemed to constitute interest that would increase the effective interest rate on this Note to a rate in excess of that permitted by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at Payee's option, be immediately returned to Alton or credited against the principal balance of this Note then outstanding.

     Alton will reimburse Payee for all reasonable attorneys' fees, costs and expenses incurred by Payee in connection with the enforcement of Payee's rights under this Note, including, without limitation, for (1) trial and appellate proceedings, out-of-court negotiations, workouts and settlements and (2) enforcement of Payee's rights under any state or federal statute, including, without limitation, in protecting Payee's security and in bankruptcy and insolvency proceedings.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

                         ALTON  DIVERSIFIED  TECHNOLOGIES,  INC.


                         By: /S/ Lyle Jensen
                             ---------------
                         Name: Lyle Jensen
                         Title: Chief Executive Officer



                         Pay to the order of Celtic Capital Corporation, with full recourse.

                         I-PAC  MANUFACTURING,  INC.


                         By: /S/ Patrick W. Moore
                            ---------------------
                         Name: Patrick W. Moore
                         Title: Chief Executive Officer